Exhibit 99.1

Canterbury Park Holding Corporation Announces Appointment of New Director

SHAKOPEE, Minn.--(BUSINESS WIRE)--January 9, 2013--Canterbury Park Holding Corporation (NASDAQ: CPHC) today announced the appointment of John L. Morgan to its Board of Directors. Mr. Morgan is the Chairman of the Board and Chief Executive Officer of Winmark Corporation, a public company (NASDAQ: WINA) that is a franchisor of several value-oriented retail business concepts and a provider of middle market equipment leasing and small ticket business financing. Mr. Morgan has been Winmark’s Chairman and CEO since March 2000. In addition to other present and former business activities, from 1982 through 1999, Mr. Morgan was a founder and President of Winthrop Resources Corporation, a business equipment leasing company. Mr. Morgan presently owns approximately 9.4% of the Company’s outstanding common stock.

“We are very excited John accepted our invitation to join the Board of Directors,” said Randall D. Sampson, President and CEO of Canterbury Park. “He brings outstanding business experience and a proven track record of building businesses as well as other important perspectives. John is an avid poker player, participating in poker tournaments around the country, and he leverages this interest to give back to the community, recently sponsoring a poker tournament at Canterbury which generated $75,000 for various charities. Finally, with a 9.4% stake in the in the Company, accumulated over more than three years, John will bring a long-term shareholder perspective to the Board’s deliberations.”

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 69-day 2013 live race meet will begin on May 17 and end September 14. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:

From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223